                                                                    EXHIBIT 12.1


                    Spieker Properties, L.P. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                          (in thousands, except ratios)


                                                            Three Months Ended              Nine Months Ended
                                                        -------------------------------------------------------------
                                                        September 30,   September 30,   September 30,   September 30,
                                                            1999            1998            1999            1998
                                                        -------------------------------------------------------------
Earnings:
      Income from operations before disposition of
           property and minority interest                 $ 47,954        $ 43,262        $144,264        $121,835
      Interest expense(1)                                   30,678          28,613          89,388          88,811
      Amortization of capitalized interest                     248             148             669             385
                                                          --------        --------        --------        --------
      Total earnings                                      $ 78,880        $ 72,023        $234,321        $211,031
                                                          ========        ========        ========        ========
Fixed charges:
      Interest expense(1)                                 $ 30,678        $ 28,613        $ 89,388        $ 88,811
      Capitalized interest                                   5,311           4,505          15,986          11,090
                                                          --------        --------        --------        --------
      Total fixed charges                                 $ 35,989        $ 33,118        $105,374        $ 99,901
                                                          ========        ========        ========        ========
Ratio of earnings to fixed charges                            2.19            2.17            2.22            2.11
                                                          ========        ========        ========        ========
Fixed charges in excess of earnings                       $     --        $     --        $     --        $     --
                                                          ========        ========        ========        ========


Notes:

      (1) Includes amortization of debt discount and deferred financing fees.